Exhibit 23.5

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) in the Company’s Post-Effective Amendment No. 15 to its Registration Statement (the “Registration Statement”) on Form S-11 (Commission File No. 333-186656), and the prospectus included therein (the “Prospectus”); (2) the inclusion in footnote 5 on page 9 of Supplement No. 14 to the Prospectus (“Supplement No. 14”), to be filed on the date hereof, which is part of the Registration Statement, of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the chart on page 8 of Supplement No. 14 of $281,360,000 and $234,370,000 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of June 30, 2016 and March 31, 2016, respectively; and (3) the inclusion in footnote 8 on page 9 of Supplement No. 14 of disclosure that the amounts presented in the “Outstanding Debt” line items in the chart on page 8 of Supplement No. 14 of $109,494,000 and $100,254,001 represent the estimated values of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of June 30, 2016 and March 31, 2016, respectively.

/s/ CBRE, Inc.
CBRE, Inc.
August 23, 2016